02 June 2011

Mr. David Israel Supardi
Chairman, Top Yield Holdings Limited

Dear Mr. Supardi:

RE: Top Yield Holdings Limited Investment Term Sheet

As per our discussions on 01 June 2011, New Asia Partners LLC ("NAP") is pleased to be working with you and your management team at the Leviathan Minerals Group on its upcoming merger ("Form 10 Merger") with DE Acquisition 3 Inc and subsequent initial public offering. As part of the merger with the Form 10 Merger, NAP will lead an investment of US$5-10 mn (the "Investment") into Top Yield Holdings Limited ("Top Yield").

This terms and conditions of the Agreement as outlined in Appendix A of this letter shall govern the Investment. This Agreement dated 02 June 2011 replaces the Agreement executed between the Parties dated 12 January 2011.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

For and on behalf of NEW ASIA PARTNERS LLC,

/s/ Dennis Nguyen
Dennis Nguyen

For and on behalf of TOP YIELD HOLDINGS LIMITED,

/s/ David Israel Supardi
David Israel Supardi

Date countersigned: 02/06/2011

APPENDIX A — SUMMARY OF THE TERMS OF THE INVESTMENT (the "AGREEMENT")

Company:	Top Yield Holdings Limited, a corporation incorporated in the British Virgin Islands ("Top Yield" or the "Company").

Company Business Scope:	The Company is in the business of mining and selling tin. Its principal place of mining is off the coast of Bangka Island, Indonesia.

Investors:	New Asia Partners LLC ("NAP"), Wyncrest Capital LLC ("Wyncrest") and other investors introduced by NAP or Wyncrest, (collectively, the "Investors").

Form 10 Merger Structure:
NAP, Wyncrest and some of NAP's investors ("DE Acquisition Original Shareholders") own 100% of the common stock of DE Acquisition 3 Inc ("DE Acquisition 3").

DE Acquisition 3 intends to complete a merger with Top Yield Holdings Limited and its associates/affiliates/subsidiaries by 17 June 2001 or simultaneous to the Closing of the Investment.

At the close of the Form 10 Merger and Closing of the Investment, the DE Acquisition Original Shareholders shall own stock and warrants, which shall convert into 5% of the outstanding stock of the DE Acquisition 3, at the close of an initial public offering indicatively scheduled for September 2011.

Investment Transaction Structure:	Purchase of between US$5,000,000 to US$10,000,000 Senior Secured Convertible Notes (the "Notes"). A minimum of US$5,000,000 is sufficient for Closing of the Investment.

Option to Acquire 80% shareholding of PT Mitra Sukses Globalindo	Upon completion of the initial public offering, DE Acquisition 3 shall have the first right of refusal to acquire 80% of the equity shareholding PT Mitra Sukses Globalindo (80%).

Investment Amount:	Between US$5,000,000 to US$10,000,000.

Minimum Offering:	US$5,000,000.

Maximum Offering:	US$10,000,000.

Valuation of the	US$75,000,000 pre-money

Investment:

Anticipated IPO Valuation:	Although the Board has not determined the valuation of the Company for the initial public offering, the Parties anticipate a pre-money company valuation of at least US$150,000,000 for the initial public offering.

Terms of Senior Secured Convertible Notes:	Principal Amount:	Between US$5,000,000 and US$10,000,000, in the aggregate

	Interest Rate:	10% per annum, payable on a annual basis in cash.

	Maturity:	Eighteen (18) months from Closing.

	Security:	A valid and perfected lien on all assets of the Company and its subsidiaries.

	Ranking:	Notes to be senior to all other indebtedness.

	Covenants:	Notes shall contain customary financial, affirmative and negative covenants for this type of transaction.

	Valuation:	US$75 mm pre-money, assuming conversion into common stock of DE Acquisition 3.

	Conversion:	Mandatory conversion into common stock of DE Acquisition 3 at or immediately prior to listing of DE Acquisition 3's shares on a US stock exchange such as NYSE, NASDAQ or AMEX.

	Liens:	The Company shall not allow any liens other then those provided for hereunder and existing permitted liens.

	Jurisdiction:	Minnesota.

	Default Rate:	14% for so long as a default continues.

	Use of Proceeds:	Proceeds of the Investment will be used solely for general working capitalpurposes and payment of professional fees (legal, auditing, etc.).

Investment:	The Investment Amount is payable at the closing of the Transaction (the "Closing") in cash by wire transfer of immediately available funds to account designated by the Company.

Principal Closing Conditions:
Customary conditions precedent to Investors' obligation to close and fund the transaction, any of which may be waived by the Investors in their sole discretion, including but not limited to the following:

Due Diligence: Completion of Parker Randall 2009 and 2010 audit report, Blake Dawson legal and operational due diligence report, reference checks and other customary due diligence reviews.

Definitive Documents: Negotiation and execution of definitive documents acceptable to the Investors, in their sole discretion.

No Material Adverse Change: Following Investors' satisfactory completion of due diligence, there shall have been no material adverse changes in Company's business, assets, properties, operations, financial condition or prospects.

Registration Rights:	Pursuant to a Registration Rights Agreement to be signed later, the Investors will be entitled to "piggyback" registration rights on any registration statements DE Acquisition 3 files with the Securities and Exchange Commission (the "Commission").

Corporate Name Change:	Immediately following the Closing of the Form 10 Merger, DE Acquisition 3 shall change its corporate name to Leviathan Minerals Group Incorporated.
Undertaking:

Within three days of the Closing of the Form 10 Merger, DE Acquisition 3 shall file a Super 8-K statement with the Commission.

Within two weeks of the filing of the Super 8-K statement, DE Acquisition 3 and its shareholders file a S-1 IPO registration statement(s).

Events of Default:	The following will constitute Events of Default with respect to the Notes:

•
the entry of any judgment or order against the Company for the payment of money, if the same is not satisfied or enforcement proceedings are not stayed within 60 days or if, within 60 days after the expiration of any such stay, the judgment or order is not dismissed, discharged or satisfied;

•	the institution of any bankruptcy, reorganization, arrangement, liquidation, receivership, moratorium or similar proceedings by the Company;

•	the institution of any bankruptcy, reorganization, arrangement, liquidation, receivership, moratorium or similar proceedings against the Company, which is not dismissed within 60 days;

•	t\he appointment of a receiver, trustee, custodian or similar official, for the Company or any of its property or assets; or

•	the conveyance of any or all of the Company's assets to a trustee, mortgagee or liquidating agent or assignment for the benefit of creditors.

In the event an Event of Default occurs, the entire outstanding principal balance of the Notes, together with all accrued but unpaid interest thereon, will become immediately due and payable, without presentment, demand, protest or other notice of any kind.

Board of Directors:	Prior to the Closing, the composition of the Board of Directors for DE Acquisition 3 and its subsidiaries shall be structured as follows:

Chairman — David Israel Supardi
Director — Samuel Zia
Director — Freddy Levi
Director — Surawardi Nazar
Director — Ron Eibensteiner
Director — Dennis Nguyen
Director — James Rosenbaum
Director — James Ulland

Management:	Prior to the Closing, the employment agreements for the following need to be executed:

Executive Chairman — David Israel Supardi
Chief Executive Officer — Samuel Zia
Chief Financial Officer — Janet Gutkin
Senior Advisor to the Board — U Kean Seng
Surawardi Nazar, Senior Mining Expert
Sulaiman Tarigan, Managing Director
Aripin Oen, Vice President
Thio Kian Hie, Chief Geologist
Sadono lndra Irana, Senior Mining Expert

NAP Warrants:
DE Acquisition 3 Original Shareholders on a pro-rata basis of their current equity shareholding in DE Acquisition 3 shall have the option of subscribing for an additional 4.0% of the Company's shareholding via a purchase of DE Acquisition 3's shares within 2 years of the completion of the Form 10 Merger ("NAP Warrants"). The valuation of the NAP Warrants is US$75,000,000 pre-money.

Investors Warrants:	The Investors on a pro-rata basis of their investment percentage in the Investment shall have the option of subscribing for an additional 1.0% of the Company's shareholding via a purchase of DE Acquisition 3's shares within 2 years of the completion of the Form 10 Merger ("Investors Warrants"). The valuation of the Investors Warrants is US$75,000,000 pre-money.

Representations,Warranties, and Indemnities:	Customary representations, warranties and indemnity provisions apply.

Binding Effect and Liability:	The terms and conditions contained in this Agreement are binding on the Parties. Upon completion of satisfactory due diligence by the Investors, the Parties shall proceed to complete final investment agreement subject to the approval of the Investors.

Confidentiality:	The Investors and the Company shall not disclose any information about the Investment to outside parties other than their respective employees, approved legal and other relevant consultants and as may be required by law in connection with any legal, stock exchange or regulatory proceedings any other disclosure will require written consent from both the Investors and the Company.

Anticipated Closing Date:
The initial closing will be held upon our acceptance of one or more subscriptions for investments. We may hold one or more additional closings thereafter as additional subscriptions are received and accepted. No subscriptions will be accepted after 17 June 2011, or such later date as may be approved by our Board of Directors. We reserve the right to withdraw or cancel this offering, in whole or in part, without notice or amend this offering at any time.

Jurisdiction:	This Agreement is governed by the laws of State of Minnesota and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of Minnesota courts.